Exhibit 99.1

Filed by Dynegy Acquisition, Inc.

Pursuant to Rule 425 of the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended

Subject Company: Dynegy Inc.

Commission File No: 001-15659

Dynegy, Inc. @ 2007 UBS Natural

Gas+Electric Utilities Conference

New York, NY

March 1, 2007

[START FILE DYNEGY_20070301]

MR. RON BARONE: Okay. We’re going to proceed. Next presentation’s going to be with Bruce Williamson. Bruce is CEO of Dynegy, and this is starting to turn into a very interesting story and Bruce is going to give us a good idea of what’s going to happen to these power markets as we go forward. Bruce, thank you for coming.

MR. BRUCE WILLIAMSON: Thanks, Ron. Happy to–excuse me. Happy to be here this morning. Let’s go ahead and jump into the presentation. The first slide, obviously, no investor presentation would be complete without a nice forward-looking statement slide. In terms of annual highlights for the last year, we just did earnings earlier this week so you can review this slide in the transcript with our earnings release that took place on Tuesday. Some key points, though, for accomplishments since we were at this conference last year–from a generation result standpoint, EBITDA improved year over year, benefited, I think, from very strong execution on both the commercial side as well as the operational side where, despite a pretty mild winter last year and a fairly mild summer and volumes being down, we ended up with EBITDA improving year over year, or capturing better margins. I think that was really a result of what we call our near-term commercial strategy, or having not sold forward multi-years at a time, but transacting more in kind of a current year plus one type of a timeframe around our base load coal assets, and therefore can capture, in our opinion, more upside for our investors. And then, also, a very tight focus on costs.

The remaining items on this list, or I guess what I would call, kind of, the last of the restructuring or the unusual items–in 2006, the next two bullets there are really very much together. We reduced our debt by about $2,500,000,000 last year, debt and other obligations. We swapped a couple of assets right around this time last year with who was then our partner, NRG, to clean up that we then got 100% of the Midwest asset and exited California. Then we sold an asset later in the year to Duke, which was a peaking asset that was not earning or making, really, very much money. Announced an agreement with the state of Illinois to reduce mercury emissions so that we created one of the cleanest burning coal fleets in the United States, and then participated in the Illinois option to deliver a portion of Ameren’s full requirements load. We then settled the Enron trade credit litigation, which was really one of the last remaining pieces of litigation, and on our conference call on Tuesday, I had a question about whether we could talk about the fact that we retained an international Enron claim, which just is money that comes our way, and I had a question about whether we could talk about how much that was. I didn’t have clearance at that time. I can say that we would expect to receive probably between $10,000,000 and $20,000,000 just of inflow, and there’s no, you know, potential of an outflow on that. So we settled, basically the global Enron claim and retained a claim against Enron Europe. And then we announced the combination with LS Power on September 15th of last year, which is really the thing that most people are wanting to talk about with us now.

If we move forward to that transaction in terms of an integration update, those that have followed us for a few years know that I like to do lists for execution and focus on the team, or by the team, and without running down all the checkmarks you can see that we’re well on our way in terms of having the regulatory approvals, both federal and state, and where we’re at is we need the special shareholders meeting and to obtain the affirmative vote of our shareholders, which is scheduled for—let’s see. This is March, so I can say later this month—and then close the transaction right behind that, so closing right at the end of the first quarter.

One thing that we are highlighting this week in addition to our earnings is some proposed changes to our capital structure, changing and reworking the capital structure. As we’ve restructured, Dynegy has almost become, I think, very much a core competency alongside running and operating power generation assets. So if you compare this chart with what we had on September 15th when we announced the transaction, the most notable change you’ll see is that the green boxes—excuse me—Sithe and the LS Power portfolio are now dropped down underneath Dynegy Holdings. We would plan on structuring our capital structure like this to then free up and streamline the capital structure. It adds more flexibility, and part of this is tomorrow, here in New York, we will launch a new $1,250,000,000 bank credit facility by JP Morgan and Citigroup as the agents for that, with significant support from a number of the new financial institutions to come in along side of them, as well as a number of our traditional group of five or six or seven core banks. What this enables us to do is have one big credit facility in the middle, have it provide the credit support and working capital needs for all of the assets, and then we retain the ability to then take a look at the project financings that LS did, compare that with the financing alternatives out of Dynegy Holdings or a more traditional corporate-like structure, and optimize the capital structure potentially a little bit more as we go forward.

In terms of some financial highlights, then, on our earnings for the year, income statement, cash flow, and balance sheet. There was a net loss last year of $342,000,000, you know, about $343,000,000 of special charges, though, so this is really, I guess, I would have to emphasize, the end of through the income statement of all of the restructuring era items, you know, the biggest of which was all that debt conversion and other financing costs as we brought all the old secured debt in and took ourselves back to, really, more of a corporate unsecured financing structure.

From a cash-flow standpoint, we had free cash flow of $164 million last year, and we do run the company very much on a cash flow basis, and I still think that that’s the best metric for investors to look at anybody in this sector, is focus on the cash, not so much on the earnings.

And then from a balance sheet standpoint, debt and other obligations down to about $4,100,000,000 with a little under $400,000,000 of cash on hand, so net debt of around 3.8, and considering when we started on this restructuring path, where the on and off sheet together was probably close to or maybe even above $14,000,000,000, that’s–it’s been quite a deficit reduction program of the company.

In terms of guidance, we always lead with cash-flow, like I said. We focus on that first. Really, just two changes in our cash-flow guidance that we covered with the street on Tuesday. They’re highlighted here in the red boxes and they’re actually fairly simple. The $80,000,000 change, which is a reduction in ‘07 cash forecast, is because we did some more forward selling this year, those forward sales are in the money, so the counterparties post collateral to us. They had to post the collateral, actually, in December, so we received that cash in 2006 and we’ve been holding it since then, but that is then recorded for accounting purposes as operating cash flow in 2006 rather than 2007. So, obviously it’s in effect a net increase in our ‘06 results. We just report it in a decrease in ‘07. The -20 in other is because we had an interest payment due on December 31st and that was on a weekend and so per the terms of that financing that was paid on January 2nd, so that’s a payment that goes out in 2007. Other than that, no changes from our guidance that we announced for the full year Tuesday.

This next slide shows the income statement and as you can see, we still expect to make around $1.1 billion of EBITDA in 2007, and I would point out to people that that assumes that the LS transaction closes right at the end of the first quarter, so that’s, in effect, think of it as 12 months of the Dynegy portfolio and 9 months of the LS portfolio. So that’s how you can sort of prorate things.

In terms of sensitivities, we are sensitive to commodity prices, so we’ve used this slide for some time. It’s known by a lot of analysts as the yellow trapezoid. Taking our EBITDA forecast for our generation and then depending on where the market clearing or the annual Henry-hub natural gas price is, because more and more of that is setting the marginal price of power in many of our regions, as gas prices move up, our earnings move up. As gas prices move down, our earnings would move down and then, so that is the, sort of the x-axis. The y-axis, or the up and down, the range up and down vertically in the yellow being non-commodity related things, such as changes in G&A, O&M, expenses, non-natural gas related fuels like our Roseton plant, which runs on fuel oil predominantly most of the time, or coal prices, or things like that. So you can track along pretty well as Henry-hub gas prices move, you should be able to follow our earnings through that yellow trapezoid range.

Now, these next two slides are not in the printed materials, because we had to print for UBS before we had them finalized for our earnings call this week, but they are available for you to print out off of our website. And this deals with a call by several analysts towards the end of last year to discuss what is our sensitivity to heat rates, because in addition to natural gas, we are also sensitive to changes in the market-implied heat rate that would change in a particular region or even within a NERC region. These are going to change based on a couple of things. There’s going to be changes driven on short-term weather driven dynamics, so cold winters or spikes in cold weather, spikes in hot weather or a hot summer. It could change in 2007 when there’s unexpected plant outages in a region. Somebody down the dispatch stack, a lower heat rate or a base load plant drops offline, then the marginal plants, higher cost plants, a gas plant or something like that are going to then be setting the marginal price in a particular reason. So, with that in mind, I would note that these sensitivities are done on an assumption that there’s just an overall change in heat rate across the country. Obviously that’s not very likely that it’s going to happen that way. It’s going to happen more on a regional basis or even within a region. That is why, in particular, we believe that having some diversity in the portfolio, so, that diversity is very important and it can come in either the geography, the fuel type, or the place in the dispatch stack. In particular, we would note that the LS combination adds a lot of mid-merit natural gas to our portfolio and gives us a much–very important dose of diversity through the mid-merit and through combined cycle gas.

When there’s a change in heat rate, let me walk through how some of the assets would be affected. Our coal fleet would be impacted by a change just in the, sort of the gross margin, or the difference between the price of power and our production costs. We have relatively long-term PRB coal at a fairly sticky price and we have a very long-term fixed–hard-fixed rail contract. So any increase in the market-clearing heat rate would really just drop to the bottom line as margin expansion onto the coal fleet.

The second group, I guess, I would walk through might be our Roseton plant, which is sensitive to a change in–a difference between the price of fuel oil and power, and I’ll touch a little more on Roseton in just a minute.

Gas-fired plants, obviously, would be impacted by the change in gas spark spread value, or the difference between the power price and natural gas. So with all of these as kind of some underlying assumptions to help people triangulate, let me now walk through a couple of examples.

On this slide, we show an ERCOT example. So if we assume the price of natural gas is constant at $8.05 per MMBTU and there’s a 10,000 market-clearing heat rate, that would imply about an $80 on-peak power price in ERCOT. If the implied heat rate in the region due to some weather change or something moves up to 10,500, then that would impute to about a $4 increase, or $84 a megawatt hour for the price of power. So that’s, in effect, the expansion in that case, and obviously if there were to be a contraction to 9,500, then the price power should move down to about $76. I would also point out that the difference in the natural gas price can impact this, because at $8, the .5 increase is about a $4 increase, where at a $10 natural gas it works out to about a $5 increase. So this is sort of the assumption-setting slide.

Now, let’s move to some examples of how our sensitivities are, and I would emphasize here that these are for 2007 only, so this is not intended as a longer-term market-recovery heat rate expansion, that assets are not built in a particular region. It’s really driven off of our 2007 blend of fixed price and floating price megawatts, and then what could happen during the year as weather driven spikes occur primarily, or there could be some plant outages. So as in the previous example, this all assumes $8.05 per MMBTU, so then if we walk on down the slide, you can see in different groupings for every 500 plus or minus change in the market-clearing heat rate, we would expect to see a change in EBITDA of a positive 75 to a negative 55 in 2007. If there’s a 1,500 point change, we would expect a positive 230 to a negative 170. Now, some people would, I think, very quickly jump and say, well, why are these not symmetrical in terms of both the upside and the downside. The reason for that is we’ve got assets in the portfolio that, if there’s an increase in the market-clearing heat rate, they come on and they run. If there’s a decrease or if there is an absence of an increase, they just sit at zero from a gross-margin standpoint and they don’t run. So, in effect, they’re very much like a financial options, and just a classic graph of a financial option that you’re all familiar with. I’ll give you a real world plant example of that, and that would be the Roseton plant, just north of New York City. For a lot of the time in early parts of January, Roseton didn’t run. When the weather got cold in New York, Roseton ran and basically ran 24 hours a day straight through, producing about 25,000 megawatt hours a day at a net spread of about $40 a megawatt hour. So you can do the math. That’s a significant earnings contributor in the span of one day. On the other hand, when the weather turns more normal, or, you know, more mild, I guess, being in Houston in the energy business, I guess we’re always hoping that it’s—a normal day up here would be very cold. Then Roseton does not go negative by $40 a megawatt hour. It just simply goes to zero and from a gross-margin standpoint goes into a shutdown. So it just sits there and waits for the next cold spike or the next hot spike.

The combined cycle fleet that we are acquiring from LS also has the same sort of asymmetry in its heat rate profile, so as the market tightens in New England, the market tightens in the West and those assets’ run time is just going to increase, and so you get both an increase in the price and an increase in the volumetric run time that’s produced.

And then finally, all the way up the supply stack of Dynegy, if you will, are the gas-fired peakers, which are probably our most asymmetrical heat-rate recovery plays. And as heat-rate continues to expand, those assets would then kick on and, in addition as markets get tighter and tighter and closer to that point, we would have local munis and co-ops and utilities looking at, I believe, over the long-term to start to, in effect, subscribe some capacity payments for these types of peaking assets. So, as a final note, I guess, I just want to highlight that having a variety of assets in a variety of locations, as well as our near-term commercial strategy, I think are very key for investors to be able to potentially participate in heat-rate recovery. The diversity lets us experience heat-rate recovery plays in the New England market, the New York market, across the PJM and Midwest markets, and out West. The near-term commercial strategy means that we haven’t already sold that output away by selling forward for five years out like several of our competitors do.

This next slide is, you know, in some ways I guess for us this week as we move towards March 29th. It’s—these next two are probably the one that we want to get a message out to all of you, and that is we announced a very transforming transaction on September 15th. Since then the stock has gone from around $6 to around $8. For those that are of the fixed income persuasion in the audience, you’ve seen our DHI unsecured bonds rally from just a little bit above par to now about 108 and a quarter. So whenever you can announce a transaction that is that transforming and you have all your securities trade up to that degree, obviously I think it means that the market sees that there’s a lot of real near-term value and then there’s a lot of value creation potential from the scale and scope and diversity and geography of the combined portfolio. Now what we need everybody to do is not vote with the market, but vote with your proxies. And everyone should have been receiving their proxy statements over the course of probably earlier this week through today, and maybe some coming in tomorrow, and we would ask that you get those proxies in and remember that voting for the combination is important and a failure to vote is the same as voting against the transaction.

Then, in terms of just ending here with some upcoming events, we filed our 10-K right around the close of business on Tuesday. We’re delighted to be here at UBS and we’ll be at several other conferences coming up over the next few weeks. So, with that, we will open it up to Q&A.

MR. RON BARONE: Okay. Thank you, Bruce. While we’re waiting for the first one from the audience, let me ask you, Bruce, could you talk to us a little about what’s going on in Illinois, there’s been talk about re-regulation. What’s going on? How do you think this is going to shake out?

MR. WILLIAMSON: Well, you know, we participated in the Illinois auction alongside quite a few other suppliers. Dynegy is one party that participated in the Illinois auction. We ultimately did not place the total volume that we were allotted that we could place. We ended up placing, I believe it’s somewhere around 50 or 60% of what our maximum allotment was. You know, Dynegy was there. A number of marketers, including a number of the major, you know, New York investment banks were there with their power that they have bought and have put together packages. Other generators are there. Those contracts are in place. They have been approved by the ICC. They’ve been approved by FERC. They’re legally binding contracts and we’re delivering under those contracts. The situation, I think, that Illinois is facing is that while they’ve held rates flat for, I believe it’s eight or nine years, during that time, crude oil has gone from probably somewhere in the twenties to where we’re sitting here saying it’s great that crude oil is only $60 a barrel. We’re sitting here with natural gas that has gone from a $1.50 or $2 to where after a very mild winter last year, almost no hurricane disruptions this last summer, gas is sitting at 2007 strip at around $8. You know, I can add from there diesel fuel, but that’s just going to be a derivative of the crude oil and what’s happened is, you know, during this eight or nine years, energy prices have gone up. But they held the power price flat. Now they have a situation where they’re facing either power crises–power bills for consumers are going to spike dramatically, or they’re going to need to come up with some transition to sort of phase in the rate increase. I believe in talking with, you know, Exelon in particular that they’ve made several overtures and proposals in how to phase in the rate increase. That probably makes a lot of sense and that’s, in our opinion, where things need to head with it. You know, we sell into the marketplace as well as into the auction, so, you know, everything that we have done and everything that we do around the auction is based on market prices. It’s not that there’s, you know, some excessive price or something that’s embedded in there. And we really had a choice whether we participated in the auction or not. We could simply, you know, have chosen to not participate in the auction, just sell the megawatts into the Midwest ISO and let marketers from there connect the megawatts, in effect, and let them deliver it to the auction. We ultimately did participate in the auction and we’re hopeful that, you know, things will work out for Ameren and Exelon and, you know, they will be a strong counterparty and customer for us.

MR. RON BARONE: Okay. Questions from the audience. [Female name].

FEMALE VOICE 1: Are you still working through getting the approvals for your combination of LS Power. Two-part question. One–after this, do you think you have the skill and diversity that you need or that you desire? And second–once you get the approval, how fast you can assimilate the two businesses together so that you can take on something major next?

MR. WILLIAMSON: Let me answer your questions in the opposite order because I think I can flow that a little bit. In terms of how we’re working on the integration, I’ve had a team in place where we’ve–in some previous presentations we’ve talked about three big to-do’s, and one was integrate the business. The second was go to the right-hand side of the balance sheet, and the third was go to the left-hand side of the balance sheet. Let me highlight what I mean by each of those. That’s a model that I’ve seen work, having grown up in the oil and gas business, which has been through multiple rounds of consolidation, going back probably almost 20 years now. And what I wanted the team to be able to do was on the day of closing have LS integrated, and that means we’re not going to run two general ledger systems. We’re not going to run two human resource systems. We’re not going to run two maintenance systems. All of those things. That is well underway and I would anticipate that for really all practical purposes, on the day of closing, LS will be integrated with Dynegy. There will be some trail-off things that we’ll deal with. For example, LS had outsourced their energy management to some investment banks, so they’re basically handling both the fueling and the dispatch. We have the capability to do that ourselves. We will more than likely bring that in and I have an assumption that the banks that are doing that are probably not doing it as a charity exercise, so there’s probably some upside there for us to capture. Same thing on the O&M side, where LS outsourced that to some contractors to handle the O&M and the labor. We have the capability to do that inside and so we’ll be pulling that activity in. But absent those two things, I think we’ll be pretty well fully integrated on day one.

Chuck Cook and our treasury team have been going to the right-hand side of the balance sheet. The facility that we’ll announce and launch–well, we’ve announced it, in effect, but that we will launch tomorrow is really the first step in really streamlining the right-hand side of the balance sheet to free up trapped cash, streamline the capital structure so that we can maximize the cash up to the shareholder. And I think that all adds a lot of flexibility to us.

And then going through the left-hand side of the balance sheet is the last exercise, and we’ve announced that we’re in the market with a package of assets. One in Georgia, one in Kentucky, one in Texas, which are obviously not contiguous and they don’t really fit in commercially with the pretty big Western, Midwest, and Northeast portfolios, and so we’ll be out trying to run that auction and sort of free up some additional capital out of the system and then be able to put that to work.

If we do those three things well, and I think that we will, I would like to see us go through the second quarter, go through the third quarter, post the numbers that we’ve told everybody that we will do, and we will at that point then have demonstrated that we can consolidate a company, increase our productive assets by about seventy-some percent–I think it’s about 72%, and our G&A will have moved up by about 14%. And that is what I simply call the consolidation benefit. That, I think then should make investors want to see consolidation take place in this sector, and I’d like to see us go out and look for the next consolidation, you know, later in 2007.

So that’s our basic target on things. I guess maybe a short editorial. Having grown up in oil and gas, I look at the power sector and I see it as incredibly fractured and broken up, compared to oil and gas. And you look at some of the companies that are out there and you have companies announcing a $10,000,000,000 capital program, although one of them just was announced this week that he’s going private and so he’s re-pulling that capital program back in. But there’s others out there with big power plant development programs. In the oil and gas sector, I’ll use that company that is still out there with that program as an example. That would be like Chevron, Texaco announcing about a $250,000,000,000 capital program, or a multiple of their equity capitalization, and so what the power industry really needs to see happen, is we need to see companies become $50, $60, $70, $100,000,000,000 power companies, because then you will have the balance sheet and the strength and capability to fund the capital programs, to build power assets without resorting to, well, we’ve got to do this in an off-balance sheet, non-recourse financing, this or that. Because there’s a lot of clamor in the market for people to look at different ways and different types of power plants. IGCC is getting a lot play, I’m gathering in Wayne’s presentation before this, I saw a couple of his slides while we were outside. Talked a lot about global warming. But no one’s built a commercial IGCC plant that is up and operating and captures the carbon. So that is a big research project, and in the oil and gas business, you would have companies take on that sort of project of, you know, several billion dollars, but they would be doing it from a balance sheet of 100,000,000,000 or $150,000,000,000 equity cap. And that’s the type of financial strength that the power sector should strive for to be able to then fund the development that would be responsible development going forward and also have financial strength going forward rather than the cyclical ups and downs and risks and taking companies to the edge of bankruptcy that has gone on for some time.

MR. RON BARONE: Question. Leslie?

MS. LESLIE: Bruce, could you talk about your greenfield development program, the coal plant–you know, it’s all predominately coal, you know, sort of what your take is on the, sort of, hit rate or success ratio in getting all those permits, the cost to build them, and, you know, sort of with TXU canceling but, you know, thinking they could build a bunch of coal plants in Texas and then meeting very stiff environmental objections. You know, sort of what the likelihood of these going through might be.

MR. WILLIAMSON: Okay. First I would want to point out to people, the development joint venture that we’ll have with LS is almost an equal blend of coal projects and gas projects.

We’ve put out a slide that got, I think, a little more coverage than the next slide in the launch of the transaction, and that was the, sort of—I think Jason hates the slide ‘cause it’s the grid that lists each of the projects with check marks down it, and those are the coal developments. In the next slide, as we did the announcement, was all the gas-fired development, which are around the existing sites. So that would be things like taking and putting additional gas-fired capacity at Bridgeport, which is a place up in Connecticut where it looks like they need some additional load pocket support on the gas-fired side. There’s gas projects in California around the existing sites out there to re-power and to expand those sites. There’s a gas-fired development that’s also in Texas. There’s wind development in Nevada. So, there was a lot of focus on coal, I think, out of the development program that LS has because, at that point in time, we had TXU with a mega-development, you know, a dozen or so plants, and so there were immediate comparisons between the LS development effort and TXU. I really don’t know that there’s much comparison at all with—between those two development efforts, because LS has worked on a very local basis and worked very closely with munis and co-ops and end-user consumers to see what sort of plant could come into that market and what would make sense in the market, and if you look at our developments, you see a lot of different dots on the map of the United States, rather than 12 dots, all coal dots, in the state of Texas, and so Jason’s team is very much more focused on working with the local communities and the jurisdictions to develop what is needed in the market rather than, sort of, telling the market this is what you need. So I think that’s kind of an overview of the development effort of LS.

In terms of where those projects are, I mean, there’s always going to be, you know, a percentage hit rate. And, you know, if that turns out to be 30 or 40 or 50%, that might not be far off, because, you know, it takes a long time to develop a project and then, like I said, they work very closely to see what is needed in the marketplace. In the case of, you know, the one in Texas, they work that outside of the fast-track process, obtained all the sites, the permits, the approvals. They have an appeal of a procedural matter on their air permit, but they did not go through Governor Perry’s fast-track process. They worked closely and did it through, sort of, the old-fashioned process. And so, I think that’s a very strong project, and with TXU pulling back out of Texas, or reducing, I guess, their development in Texas, I think that that project is now pretty well positioned and we would be interested in working with anybody in the state to resolve that remaining appeal and then seeing what we should do to move that project forward or not. Same thing on the one in Georgia and working on, really, on all the other projects. But I would want to emphasize to everybody, like I said, it’s about almost equal gas as it is coal, but the gas is on the existing sites, which in many ways I think, for people in the local communities, is even better, because then you’re not adding a new power plant. You’re just taking down an old inefficient one and putting up a new efficient plant.

I guess one other artifact that has popped out here in the last few days, you know, the TXU announcement has caused a lot of ripples. One is that a lot of suppliers in the market, on both the labor, everything from labor to equipment to rail cars, were holding back and planning a lot of that equipment to go to TXU. That, obviously, is now popping onto the market and becoming available to others, or being offered to others, and so if anything, I think it may be beneficial in terms of the cost of the plants that could ultimately be developed.

MR. RON BARONE: Other questions from the audience? Oh.

MALE VOICE 2: Morning, Bruce.

MR. WILLIAMSON: Hi.

MALE VOICE 2: Thinking about—the $1,200,000,000 bank deal that’s coming at a Dynegy Holdings. Is that correct?

MR. WILLIAMSON: Yes.

MALE VOICE 2: So thinking about that, are you going to be issuing additional project debt, or should we think about funding coming through that deal?

MR. WILLIAMSON: Well, the bank facility would be out of DHI, so that’s corporate, obviously, not project-related. And then going forward, as we look at, you know, the decision of project debt versus corporate debt, you know, that will be done, I think, on a project-by-project basis. And, you know, a great example of that is you look at the Plum Point project that LS has put together. Well, that has gone from, you know, in the bank market and bank spreads that are very, very high, and as they’ve added more and more contracts around that, the credit underlying—I think, credit, if you will, has just continued to high grade and improve, potentially to the point that I think that could be approaching investment grade. And so, in that case, it probably would make sense to continue with project-base financings, if you have the strength of the underlying contracts that are superior to the overall financing rate, I guess, of Dynegy Holdings. We do like simple, corporate capital structures, though, so on a go-forward basis, I wouldn’t look to see us–outside of those projects, I wouldn’t look to see us add more financing notes sort of hanging down underneath there, absent a project financing. But we will have the ability to look at both of those alternatives going forward.

MR. RON BARONE: Any other questions? Bruce, let me just ask you quickly, and we’ll close, maybe, on it–what’s your level of environmental capex over the last couple of years, and do you ever think carbon sequestration is going to be a reality, and how far are we from that reality?

MR. WILLIAMSON: We’ve got a slide–we didn’t put it in this presentation. You can go back to our December 13th, I guess, guidance presentation, and it gives a break-out of our environmental capex, year-by-year through 2013. I think it goes through 2013. Doesn’t it, Holli? Yeah. And, couple of things there I would highlight is when you look at power plants out there, you know, and everybody focuses, Ron, on the coal-fired plants, I think you have to look at what has been spent already. So what is the sunk cost to a current investor and what remains to be spent. One of the things that we did is we converted all of our Midwest fleet to PRB, which dropped the emissions by 80, 90+%, and took those assets off of the EPA’s dirty 50 list, and so now they’re not even on the dirtiest 50 in the country. So that all has been done.

Then we entered into a consent decree with EPA and Illinois EPA which prescribes a process for us to put, sort of, a selection of scrubbers and baghouses in clean up the overall portfolio down to a 90% reduction level. That is underway and that enabled us to then work with vendors to just, kind of, do about a seven year work program, rolling from plant to plant. And so a very efficient way to do it. I think if you compare us with others in the sector, you would need to judge, have they converted already to a cleaner burning PRB-type fuel, or have they scrubbed? And there are some that have converted and haven’t scrubbed, and some that have neither converted or scrubbed. And so they have a lot more environmental capex in front of them than we do. That’s been a hot topic for people over the last six months or so and we’ve updated the market a couple of times. The only increase we’ve seen in our environmental capex program was, I think we took it up from the second quarter to the end of the year from about $610 or $620,000,000 to around $675,000,000 over the next six or seven years, out through 2013. And that was really just driven by global steel, copper, commodity, you know, type prices. So that’s our environmental spend program. I can’t quote you year-by-year off of that, but I can direct you to where you can get that off of our presentations.

With regard to carbon, you know, I would assume that that will be developed and it will be successful at some point, but as I said sort of in answer to an earlier question, that is a big research program that should be undertaken. I’m not sure I would be sitting here saying, I’m ready to undertake that as Dynegy as a, you know, post-LS, about a $6 or $7,000,000,000 equity cap company. I think that is something that would be undertaken by larger companies, or in a joint pilot project or something like that. And, you know, one thing I would also highlight is we would be interested in having one of the development projects at LS be one of those pilot projects if the market and the customers are interested in supporting that type of a project.

MR. RON BARONE: Thank you.

MR. WILLIAMSON: Okay? Thank you very much.

MR. RON BARONE: Thank you, Bruce. Okay, we’re going to take a 15 minute coffee break and reconvene at 10:30.

[END FILE DYNEGY 20070301]

This transcript contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forwardlooking statements.” You can identify these statements, including those relating to Dynegy’s 2007 financial estimates, by the fact that they do not relate strictly to historical or current facts. Management cautions that any or all of Dynegy’s forward-looking statements may turn out to be wrong. Please read Dynegy’s annual, quarterly and current reports under the Securities Exchange Act of 1934, including its 2006 Form 10-K for additional information about the risks, uncertainties and other factors affecting these forward-looking statements and Dynegy generally. Dynegy’s actual future results may vary materially from those expressed or implied in any forward-looking statements. All of Dynegy’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, Dynegy disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

Dynegy and Dynegy Acquisition, Inc. have filed a proxy statement/prospectus with the SEC in connection with the previously announced proposed merger with LS Power. Investors and security holders are urged to carefully read the important information contained in the materials regarding the proposed transaction. Investors and security holders may obtain a copy of the proxy statement/prospectus and other relevant documents, free of charge, at the SEC’s web site at www.sec.gov, and on Dynegy’s web site at www.dynegy.com. The materials may also be obtained by writing Dynegy Inc. Investor Relations, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002 or by calling 713-507-6466.

Dynegy, LS Power and their respective directors, executive officers, partners and other members of management and employees may be deemed to be participants in the solicitation of proxies from Dynegy’s shareholders with respect to the proposed transaction. Information regarding Dynegy’s directors and executive officers is available in the company’s proxy statement for its 2006 Annual Meeting of Shareholders, dated April 3, 2006. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus and other relevant documents filed with the SEC as they become available.